Exhibit 10.2

STANDARD NON-ISO GRANT

EV3 INC.

2005 INCENTIVE STOCK PLAN

NON-INCENTIVE STOCK OPTION

OPTION CERTIFICATE

ev3 Inc., a Delaware corporation, in accordance with the ev3 Inc. 2005 Incentive Stock Plan, hereby grants an Option to                       , who shall be referred to as “Optionee”, to purchase from the Company                        shares of Stock at an Option Price per share equal to $                      , which grant shall be subject to all of the terms and conditions set forth in this Option Certificate and in the Plan.  This grant has been made as of                       , 200[  ], which shall be referred to as the “Grant Date”.  This Option is not intended to satisfy the requirements of § 422 of the Code and thus shall be a Non-ISO as that term is defined in the Plan.

EV3 INC.

By:

TERMS AND CONDITIONS

§ 1.          Plan.  This Option grant is subject to all the terms and conditions set forth in the Plan and this Option Certificate, and all the terms in this Option Certificate which begin with a capital letter are either defined in this Option Certificate or in the Plan.  If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control.  A copy of the Plan has been made available to Optionee.

§ 2.          Vesting and Option Expiration.

(a)           General Rule.  Subject to § 2(b) and § 2(c), Optionee’s right under this Option Certificate to exercise this Option shall vest with respect to: (1) 25% of the shares of Stock which may be purchased under this Option Certificate on [Date], such date being approximately twelve (12) months from the Grant Date, provided he or she remains continuously employed by the Company or continues to provide services to the Company through such date, and (2) with respect to the remaining 75% of such shares of Stock, in equal amounts on the [Xth] day of each of the next thirty-six (36) months thereafter, beginning on [Date] provided he or she remains continuously employed by the Company or continues to provide services to the Company through each such date.

(b)           Option Expiration Rules.

(1)           Non-Vested Shares.  If Optionee’s employment or service with the Company terminates for any reason whatsoever, including death, Disability or retirement, while there are any non-vested shares of Stock subject to this Option under § 2(a), this Option immediately upon such termination of employment or service shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock.

(2)           Vested Shares.  Optionee’s right to exercise all or any part of this Option which has vested under § 2(a) shall expire no later than the tenth anniversary of the Grant Date.  However, if Optionee’s employment or service relationship with the Company terminates before the tenth anniversary of the Grant Date, Optionee’s right to exercise this Option which has vested under § 2(a) shall expire and shall have no further force or effect and shall be null and void:

(A)          on the date his or her employment or service relationship terminates if his or her employment or service relationship terminates for Cause,

(B)           on the first anniversary of the date his or her employment or service relationship terminates if his or her employment or service relationship terminates as a result of his or her death or Disability, or

(C)           at the end of the 90 day period which starts on the date his or her employment or service relationship terminates if his or her employment or service relationship terminates other than (1) for Cause or (2) as a result of his or her death or Disability.

(c)           Special Rules.

(1)           Sale of Business Unit.  The Committee, in connection with the sale of any Subsidiary, Affiliate, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Option or the rights under this Option will be adversely affected by such transaction:

(A)          accelerate the time Optionee’s right to exercise this Option will vest under § 2(a),

(B)           provide for vesting after such sale or other disposition, or

(C)           extend the time at which this Option will expire (but not beyond the tenth anniversary of the Grant Date).

(2)           Change in Control.  If there is a Change in Control of the Company, this Option shall be subject to the provisions of § 14 of the Plan with respect to such Change in Control.

(3)           Affiliates.  For purposes of this Option Certificate, any reference to the Company shall include any Affiliate, Parent or Subsidiary of the Company, and a transfer of employment or service relationship between the Company and any Affiliate, Parent or Subsidiary of the Company or between any Affiliate, Parent or Subsidiary of the Company shall not be treated as a termination of employment or service relationship under the Plan or this Option Certificate.

(4)           Termination of Employment or Service Relationship.  For purposes of this Option Certificate, if the Optionee’s employment with the Company terminates while there are any non-vested shares of Stock subject to this Option under § 2(a) but the Optionee at such time then becomes an independent consultant to the Company, the Optionee’s right under this Option Certificate to exercise this Option shall continue to vest so long as the Optionee continues to provide services to the Company in accordance with § 2(a).  For purposes of this Option Certificate, except as otherwise provided below, if the Optionee’s employment with the Company terminates but the Optionee at such time then becomes an independent consultant to the Company, the termination of the Optionee’s employment shall not result in the expiration of the Option under § 2(b)(1) or 2(b)(2).  Notwithstanding the foregoing, the Optionee’s right to exercise all or any part of this Option which has vested under § 2(a) shall expire no later than the tenth anniversary of the Grant Date.

(5)           Fractional Shares.  Optionee’s right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock.  If Optionee exercises this Option on any date when this Option includes a fractional share of Stock, his or her exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.

(a)           Definitions.

(1)           Cause.  For purposes of this Certificate, “Cause” shall exist if (A) Optionee has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct or gross neglect in the performance of Optionee’s duties and responsibilities, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for Optionee at the Company’s expense, (B) Optionee has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft, (C) Optionee has engaged in a breach of any policy of the Company for which termination of employment or service is a permissible consequence or Optionee has not immediately cured any performance or other issues raised by Optionee’s supervisor, (D) Optionee had knowledge of (and did not disclose to the Company in writing) any condition that could potentially impair Optionee’s ability to perform the functions of his or her job or service relationship fully, completely and successfully, or (E) Optionee has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any.

(2)           Disability.  For purposes of this Certificate, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which renders Optionee unable to engage in any substantial gainful activity. The Committee shall determine whether Optionee has a Disability.  If Optionee disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether Optionee has a Disability shall be binding on the Company and on Optionee.

§ 3.          Method of Exercise of Option.  Optionee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under § 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by the Company for the exercise of an Option.  The Option Price shall be paid at exercise either in cash, by check acceptable to the Company or through any cashless exercise procedure which is implemented by a broker unrelated to the Company through a sale of Stock in the open market and which is acceptable to the Committee, or in any combination of these forms of payment.

§ 4.          Delivery and Other Laws.  The Company shall deliver appropriate and proper evidence of ownership of any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law or rule or regulation, and such delivery shall discharge the Company of all of its duties and responsibilities with respect to this Option.

§ 5.          Non-transferable.  No rights granted under this Option shall be transferable by Optionee other than (a) by will or by the laws of descent and distribution or (b) to a “family member” as provided in § 10.2 of the Plan.  The person or persons, if any, to whom this Option is transferred shall be treated after Optionee’s death the same as Optionee under this Option Certificate.

§ 6.          No Right to Continue Service.  Neither the Plan, this Option, nor any related material shall give Optionee the right to continue in employment by or perform services to the Company or shall adversely affect the right of the Company to terminate Optionee’s employment or service relationship with the Company with or without Cause at any time.

§ 7.          Stockholder Status.  Optionee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

§ 8.          Governing Law.  The Plan and this Option Certificate shall be governed by the laws of the State of Delaware.

§ 9.          Binding Effect.  This Option Certificate shall be binding upon the Company and Optionee and their respective heirs, executors, administrators and successors.

§ 10.        Tax Withholding.  This Option has been granted subject to the condition that Optionee consents to whatever action the Committee directs to satisfy the minimum statutory federal and state withholding requirements, if any, which the Company determines are applicable upon the exercise of this Option.

§ 11.        References.  Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.

§ 12.        Availability of Copy of Plan and Plan Prospectus.  A copy of the plan document and prospectus for the ev3 Inc. Amended and Restated 2005 Incentive Stock Plan are available on the Company’s intranet portal under the “Employee Tools” section, which can be accessed by opening your web browser from your Company desktop or laptop computer.  If you like to receive a paper copy of the plan document and/or plan prospectus, please contact:

Kevin M. Klemz
Vice President, Secretary and Chief Legal Officer
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
KKlemz@ev3.net

§ 13.        Availability of Annual Report to Stockholders and Other SEC Filings.  A copy of the Company’s most recent annual report to stockholders and other filings made with the Securities and Exchange Commission are available on the Company’s internet website, www.ev3.net, under the Investors Relations—SEC Filings section.  If you like to receive a paper copy of the Company’s most recent annual report to stockholders and other filings made by the Company with the Securities and Exchange Commission, please contact Kevin M. Klemz at the address, telephone number or e-mail address above.